Exhibit 3.66

COMPANIES ACTS, 1963 to 2012

COMPANY LIMITED BY SHARES

MEMORANDUM
and

ARTICLES OF ASSOCIATION

of

ELAN CORPORATION LIMITED

(As amended by all Special Resolutions up to and including 18th December, 2013)

Incorporated 18th December, 1969

Elan Corporation Limited Treasury Building Lower Grand Canal Street Dublin 2 Ireland

THE COMPANIES ACTS, 1963 to 2012

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

ELAN CORPORATION LIMITED

(As amended by all Special Resolutions up to and

Including 18th December, 2013)

1.	The name of the Company is “Elan Corporation Limited”.

2.	The objects for which the Company is established are:

(1)	To carry on all or any of the businesses of manufacturers, buyers, sellers, and distributing agents of and dealers in all kinds of patent, pharmaceutical, medicinal, and medicated preparations, patent medicines, drugs, herbs, perfumes, creams, unguents, hairdressings, washes, pomades, dyes, cosmetics, skin preparations, soaps, oils, oleaginous and vaporaceous substances, beauty specialties, preparations and accessories of every description, and of and in pharmaceutical, medicinal, proprietary and industrial preparations, compounds, and articles of all kinds, chemists, druggists, and chemical manufacturers, merchants and dealers; and to manufacture, make up, prepare, buy, sell, and deal in all articles, substances, and things commonly or conveniently used in or for making up, preparing, or packing any of the products in which the Company is authorised to deal, or which may be required by customers of or persons having dealings with the Company.

(2)	To establish, maintain and operate laboratories and shops for the purpose of carrying on chemical, physical and other research in medicine, chemistry, pharmacy, dentistry, industry or other unrelated or related fields.

(3)	To carry on any other business except the issuing of policies of insurance, which may seem to the Company capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

(4)	As an object of the Company and as a pursuit in itself or otherwise, and whether for the purpose of making a profit or avoiding a loss or for any other purpose whatsoever (whether or not the Company derives any benefit therefrom), to engage in currency exchange and interest rate transactions and any other financial or other transactions of whatever nature, including (without limiting the foregoing) any transaction for the purposes of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense or liability existing, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk of factor, including but not limited to dealings, whether involving purchases, sales or otherwise, in foreign and Irish currency, spot and forward exchange rate contracts, forward rate agreements, caps, floors and collars, futures, options, swaps, and any other currency interest rate and other hedging arrangements and such other instruments as are similar to, or derivatives of, any of the foregoing.

(5)	To invest any monies of the Company in such investments (including shares in the Company) and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

(6)	To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting up and improving buildings and conveniences, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

(7)	To lend money to such persons or companies either with or without security and upon such terms as may seem expedient.

(8)	To borrow or raise or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture stock, perpetual or otherwise, charged upon all or any of the Company’s property, both present and future, including its uncalled capital, and to purchase, redeem or pay off any such securities.

(9)	To adopt such means of making known the Company and its products and services as may seem expedient.

(10)	To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account or otherwise deal with all or any part of the property, undertaking, rights or assets of the Company and for such consideration as the Company might think fit. Generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

(11)	To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of any person, firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by Section 155 of the Companies Act, 1963, or another subsidiary as defined by the said Section of the Company’s holding company or otherwise associated with the Company in business and to grant indemnities of all kinds whether with or without any such security as above mentioned.

(12)	To amalgamate with any other company.

(13)	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, trade marks, technology and know-how and the like conferring any exclusive or nonexclusive or limited right to use or any secret or other information as to any invention or technology which may seem capable of being used, for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property rights or information so acquired.

(14)	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture or otherwise with any person or company or engage in any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

(15)	To grant pensions or gratuities (to include death benefits) to any officers or employees or ex-officers or ex-employees of the Company, or its predecessors in business or the relations, families or dependants of any such persons, and to establish or support any non-contributory or contributory pension or superannuation funds, any associations, institutions, clubs, buildings and housing schemes, funds and trusts which may be considered calculated to benefit any such persons or otherwise advance the interests of the Company or of its members.

(16)	To promote any company or companies for the purpose of acquiring all or any of the property and liabilities of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

(17)	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares in the Company’s capital or any debentures, debenture stock or other securities of the Company, or in or about the formation or promotion of the Company or the conduct of its business.

(18)	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures, letters of credit and other negotiable or transferable instruments.

(19)	To undertake and execute any trusts the undertaking whereof may seem desirable, whether gratuitously or otherwise.

(20)	To procure the Company to be registered or recognised in any country or place.

(21)	To promote freedom of contract and to counteract and discourage interference therewith, to join any trade or business federation, union or association, with a view to promoting the Company’s business and safeguarding the same.

(22)	To the extent that the same is permitted by law, to give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or the Company’s holding company for the time being (as defined by Section 155 of the Companies Act 1963).

(23)	To do all or any of the above things in any part of the world as principal, agent, contractor, trustee or otherwise, and by or through trustees, agents or otherwise and either alone or in conjunction with others.

(24)	To distribute any of the property of the Company in specie among the members.

(25)	To do all such other things as the Company may think incidental or conducive to the attainment of the above objects or any of them.

NOTE A: The objects specified in each paragraph of this clause shall, except where otherwise expressed m such paragraph, be in no wise limited or restricted by reference to, or inference from, the terms of any other paragraph.

NOTE B: It is hereby declared that the word “company” in this clause (except where it refers to this Company) shall be deemed to include any partnership or other body of persons, whether or not incorporated and-whether formed in Ireland or elsewhere.

3.	The liability of the members is limited.

4.	The capital of the Company is €40,500,000 divided into 810,000,000 Ordinary Shares of €0.05 each.

We, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a Company in pursuance of this Memorandum of Association, and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers	Number of Shares taken by each Subscriber
Donald M. Pratt,	One
32 Kildare Street,
Dublin 2.

Solicitor

Heather Johnston,	One
32 Kildare Street,
Dublin 2.

Secretary

Total Shares taken:	Two

Dated the 15th day of December, 1969.

Witness to the above signatures:

Simon C. K. Quick,

32 Kildare Street,

Dublin 2.

Solicitor

COMPANIES ACTS, 1963 to 2012

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

ELAN CORPORATION LIMITED

(Adopted by Special Resolution passed the 25th of August, 1987 and subsequently amended by Special Resolutions passed the 25th of August 1988, the 24th of August 1989, the 27th of August 1991, the 2nd of July 1992, the 6th of July 1995, the 27th of June 1996, the 20th of June 1997, the 24th of April 1998, the 14th of May 1999, the 19th of August 2002, the 17th of June 2004, the 25th of May 2006, the 16th July 2009, 27th May 2010, 24th May 2012, 30th May 2013 and the 18th of December, 2013.)

PRELIMINARY

1.	The Company shall be a private Company within the meaning of the Companies Act, 1963, (as amended by the Companies Acts 1983 to 2012) (hereinafter referred to as the “Act”) and the Regulations contained in Part II of Table A in the First Schedule to the Act (hereinafter called “Table A”) shall apply to the Company save in so far as they are excluded or varied hereby.

LIEN

2.	The lien conferred by Regulation 11 of Part 1 of Table A shall attach to all shares whether fully paid or not and the said Regulation shall be amended accordingly.

The lien conferred by Regulation 11 of Part 1 of Table A shall not apply where any shares have been mortgaged or charged by way of security in which event such lien shall rank behind any such security and Regulation 11 of Part 1 of Table A shall be modified accordingly.

SHARE CAPITAL

3.	(a)	The share capital of the Company is €40,500,000 divided into 810,000,000 Ordinary Shares of €0.05 each.

(b)	The Directors are hereby generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities, as defined by section 20 of the Companies (Amendment) Act, 1983, up to an amount equal to the authorised but as yet unissued share capital of the Company, such authority to expire five years following the date of incorporation of the Company.

(c)	The Company may, before such expiry, make an offer or agreement which would or may require relevant securities to be allotted after this authority has expired and the Directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred had not expired.

(d)	Section 23 of the Companies (Amendment) Act, 1983 is hereby excluded in its application in relation to all allotments by the Company of equity securities as defined for the purpose of that section.

TRANSFER OF SHARES

4.	An instrument of transfer of a share (other than a partly paid share) need not be executed on behalf of the transferee and need not be attested and Regulation 22 of Part I of Table A shall be modified accordingly.

5.	Notwithstanding anything contained in these Articles, the Directors shall promptly register any transfer of shares and shall not suspend registration thereof where such transfer: -

(i)	is to any bank, institution or entity to whom such shares have been charged by way of security or to any nominee or any transferee of such bank, institution or entity (a “Secured Institution”); or

(ii)	is delivered to the Company for registration by a Secured Institution or its nominee in order to perfect its security over the shares; or

(iii)	is executed by a Secured Institution or its nominee pursuant to the power of sale or other power under such security,

and furthermore, notwithstanding anything to the contrary contained in these Articles or in any other agreement between the shareholders of any of them, no transferor of any shares in the Company or proposed transferor of such shares to a Secured Institution or its nominee, and no Secured Institution or its nominee, shall be required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for consideration or not. No resolution shall be proposed or passed the effect of which would be to delete or amend this regulation unless not less than 21 days’ written notice thereof shall have been given to any such Secured Institution by the Company and Regulation 3 of Table A, Part II shall be modified accordingly.

RESOLUTIONS

6.	(a)

Any such resolution in writing as is referred to in Regulation 6 Part II of Table A may consist of several documents in the like form each signed by one or more of the Members (or their duly authorised representatives) in that Regulation referred to.

(b)	Any such Resolution in writing as is referred to in Regulation 109 of Part I of Table A may consist of several documents in the like form each signed by one or more of the Directors (or their duly authorised representatives) in that Regulation referred to.

(c)	Any document completed by the Auditors and Members of the Company permitting of the calling of a meeting on shorter notice than required by Sections 133 and 141 of the Act (and the holding of such meeting) may consist of several documents in the like form each signed by one or more of the aforementioned parties (or their duly authorised representatives).

PURCHASE OF OWN SHARES

7.	Subject to the provisions of the Companies Act 1990, the Company may:-

(a)	issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company, or the holder, on such terms and in such manner as shall be provided by the Articles of Association of the Company;

(b)	purchase any of its own shares;

(c)	convert any of its shares into redeemable shares subject to the provisions of the Companies Act 1963 to 2012 and these Articles governing the variation of rights attached to classes of shares and the alteration of the Company’s Memorandum or Articles of Association;

(d)	shares redeemed or purchased may be held as “Treasury Shares” or cancelled, so however, that no such shares shall be held as “Treasury Shares”, or cancelled, or premium paid on a share except in accordance with the provisions of the Companies Act 1990;

(e)	no shares shall be redeemed or purchased unless the said shares are fully paid;

(f)	there shall be paid on each share redeemed or purchased at the date of redemption or purchase, the amount paid up on each such share (which shall not be less than the par value) and any premiums as may be determined by the Directors;

(g)	no such redeemable shares shall be issued or redeemed or purchased, or shares converted into redeemable shares if as a result of the foregoing the nominal value of the issued capital which is not redeemable would be less than one-tenth of the nominal value of the total issued share capital of the Company;

(h)	all redemptions by the Company, or purchases of its own shares shall be out of profits which would otherwise have been available for dividend and in the case of shares redeemed or purchased which are to be cancelled, such redemption or purchase may be out of the proceeds of a fresh issue of shares.

PROCEEDINGS AT GENERAL MEETINGS

8.	The following words shall be added to the end of Regulation 53 of Part I of Table A “and fixing the remuneration of Directors”.

9.	A poll may be demanded by the Chairman or by any member present in person or by proxy and Regulation 59 of Part I of Table A may be modified accordingly.

PROXIES

10.	In Regulation 70 of Part I of Table A the words “not less than 48 hours before the time for holding” and “not less than 48 hours before the time appointed for” shall be deleted and there shall be substituted therefor the words “before the commencement of on both occasions.

BORROWING POWERS

11.	(a)	Regulation 79 of Part I of Table A shall not apply to the Company.

(b)	The Directors may without any limitation as to the amount exercise all the powers of the Company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party, and the Directors may guarantee, support or secure whether by personal covenant or by mortgaging or charging all or any part of the undertaking property and assets (both present and future) and uncalled capital of the Company, or by any such methods, the performance of the obligations of, and repayment or payment of the principal amounts of any premiums, interest and dividends on any securities of any person, firm or company including (without prejudice to the generality of the foregoing,) any company which is for the time being the Company’s subsidiary or holding company (as defined by Section 155 of the Companies Act, 1963) or the holding company or other subsidiary of the Company’s holding company or otherwise associated with the Company in business.

DIRECTORS

12.	(a)

A Director appointed to fill a casual vacancy or as an addition to the Board shall not retire from office at the Annual General Meeting next following his appointment and the last sentence of Regulation 98 of Part I of Table A shall be deleted.

(b)	The Directors of the Company shall not be required to retire by rotation and Regulations 92 to 100 inclusive of Part I of Table A shall be amended accordingly.

(c)	A Director shall not require a share qualification but nevertheless shall be entitled to receive notice of and to attend and speak at any general meeting of or any separate meeting of the holders of any class of shares in the Company and Regulation 136 of Part I of Table A shall be modified accordingly.

(e)	Unless and until the Company in general meeting shall otherwise determine the number of the Directors shall be not less than two nor more than seven and Regulation 75 of Part I of Table A shall be modified accordingly.

(f)	Any such resolution in writing as is referred to in Regulation 109 of Part I of Table A may consist of several documents in the like form each signed by one or more of the Directors for the time being entitled to receive notice of meetings of the Directors.

(g)	Any Director or Alternate Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other speak and such participation in a meeting shall constitute being present in person at the meeting.

(h)	A director who is not a member of the Company will nevertheless be entitled to receive notice of, attend and speak at any general meeting or separate meeting of the holders of any class of shares, and regulation 136 of Part I of Table A will be modified accordingly.

(i)	The obligations of a director to disclose the nature of his interest in any contract or proposed contract with the company will apply equally to any shadow director who shall declare his interest in the manner prescribed by section 27(3) of the 1990 Act.

DISQUALIFICATION OF DIRECTORS

13.	The office of director will be ipso facto vacated if the director:

(a)	becomes prohibited from being a director of the Company by reason of any declaration or order made under section 150 or 160 of the 1990 Act; or

(b)	is removed from office by notice in writing served upon him signed by all his co-directors as well as under the circumstances described in regulation 91 of Part I of Table A.

COMMITTES OF DIRECTORS

14.	The meetings and proceedings of any committee formed by the directors will be governed by the provisions of these Articles regulating the meetings and proceedings of directors so far as the same are applicable and are not superseded by any regulations imposed on such committee by the directors.

ALTERNATE DIRECTORS

15.	(a)

Any Director may by writing under his hand appoint any person (including another Director) to be his alternate provided always that no such appointment of a person other than a Director as an alternate shall be operative unless and until such appointment shall have been approved by a majority of the Directors.

(b)	An alternate Director shall be entitled to receive notices of all meetings of the Directors and of all meetings of committees of Directors of which his appointer is a member, to attend and vote at any such meeting at which the Director appointing him is not personally present and in the absence of his appointer to exercise all the powers, rights, duties and authorities of his appointer as a Director (other than the right to appoint an alternate hereunder).

(c)	Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes, (including authenticating the affixing of the seal) to be a Director. The remuneration of any such alternate Director shall be payable out of the remuneration paid to the Director appointing him and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing him.

(d)	A Director may at any time revoke the appointment of any alternate appointed by him. If a Director shall die or cease to hold the office of a Director the appointment of his alternate shall thereupon cease and determine but if a Director retires by rotation or otherwise but is re-appointed or deemed to have been re-appointed at the meeting at which he retires, any appointment of any alternate Director made by him which was in force immediately prior to his retirement shall continue after his re-appointment.

(e)	An alternate Director shall not be counted in reckoning the maximum number of the Directors allowed by the Articles of Association for the time being. A Director acting as alternate shall have an additional vote at meetings of Directors for each Director for whom he acts as alternate but he shall count only as one for the purpose of determining whether a quorum be present.

(f)	Any appointment or revocation by a Director under this Article shall be effected by notice in writing given under his hand to the Secretary or deposited at the Office or in any other manner approved by the Directors.

MANAGING DIRECTOR

16.	The Directors may from time to time appoint one or more of their body to hold any executive office in the management of the business of the Company including the office of Chairman or Deputy Chairman or Managing or Joint Managing or Deputy or Assistant Managing Director as the Directors may decide, and on such terms as they think fit, and if no period or terms are fixed, then such executive shall comply with such directions as may be given to him by the Directors from time to time, and the appointment may be revoked at any time, and in any event his appointment shall be automatically determined (without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company) if he shall cease to be a Director and Regulation 110 of Part I of Table A shall be amended accordingly.

ACCOUNTS

17.	The Company will comply with the provisions of the Act and all other relevant legislation with regard to accounts, and regulations 125 to 129 of Part I of Table A will be modified accordingly.

AUDITORS

18.	The auditors will be appointed and removed and their rights and duties regulated in accordance with the Act. The auditors will be entitled to attend any general meeting and to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive, and to be heard on any part of the business which concerns them as auditors. Regulation 132 of Part I of Table A will not apply.

SINGLE MEMBER

15.	(i)

If at any time all the issued shares of the Company are registered the name of a single person, it will be a single-member company within the meaning of the European Communities (Single-Member Private Limited Companies) Regulations, 2012 (“the Regulations”) in which event the following provisions will apply notwithstanding anything to the contrary in these Articles or in Table A:-

(a)	The single member may decide to dispense with the holding of annual general meetings. Such decision will be effective for the year in which it is made and subsequent years, but nevertheless the sole member or the Auditors may require the holding of an annual general meeting in any such year in accordance with the procedure laid down in the Regulations.

(b)	Where a decision to dispense with the holding of annual general meetings is in force, the accounts and the directors’ and Auditors’ reports that would otherwise be laid before an annual general meeting shall be sent to the sole member as provided in the Regulations, and the provisions of the Companies Acts, 1963 to 1990 with regard to the annual return and the accounts which apply by reference to the date of the annual general meeting will be construed as provided in the Regulations.

(c)	The single member, present in person or by proxy, is a sufficient quorum at a general meeting.

(d)	All matters requiring a resolution of the Company in general meeting (except the removal of the Auditors from office) may be validly dealt with by a decision of the single member. The sole member must provide the Company with a written record of any such decision or, if it is dealt with by a written resolution under regulation 6 of Part II of Table A, with a copy of that resolution, and the decision or resolution shall be recorded and retained by the Company.

(e)	Where a company enters into a contract with the single member which is not in the ordinary course of business and which is not in writing, and the single member also represents the Company in the transaction (whether as a director or otherwise), the directors must forthwith set out the same in a written memorandum or record the same in the minutes of the next directors’ meeting.

(ii)	As and whenever the Company becomes a single-member company or ceases to be a single-member company, it shall notify the registrar of companies as provided in the Regulations.

INDEMNITY

21.	Subject to the Act, every director, managing director, agent, auditor, secretary and other officer for the time being of the company shall be indemnified out of the assets of the company against any liability incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office, in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 391 of the Act in which relief is granted to him by the court. Regulation 138 of Part I of Table A will not apply.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS

Donald M. Pratt,
32 Kildare Street,
Dublin 2.

Solicitor

Heather Johnston,
32 Kildare Street,
Dublin 2.

Secretary

Dated the 15th day of December, 1969.

Witness to the above signatures:

Simon C. K. Quick,

32 Kildare Street,

Dublin 2.

Solicitor